Exhibit 10.2

Document Issued by Yunnan Provincial

Department of Commerce

August 21, 2009

Written Reply to the Pledge of Stock Rights by

Kunming Shenghuo Pharmaceutical Co., Ltd.

To Kunming Shenghuo Pharmaceutical Co., Ltd.,

      Upon the application and relevant materials you have submitted to our Department with respect to the pledge of stock rights held by your company, we hereby approve your application in accordance with provisions of current laws and regulations stipulated by Chinese government and that pledge 94.95% of stock rights held by your shareholder of China Shenghuo Pharmaceutical Holdings, Inc. to Kunming Shuanglong Branch of Agricultural Bank of China. You are required to bring with this Written Reply and relevant documents to register in industry and commerce administration authorities and other relative authorities within 30 days since the date after you have received this Written Reply. And then you can submit an application to our Department on the change of pledge after the registration of change in stock rights has been done.

Notice on Establishment Registration of

Pledge of Stock Rights

August 21, 2009

To China Shenghuo Pharmaceutical Holdings, Inc. and Kunming

Shuanglong Branch of Agricultural Bank of China,

     Upon your application, we, Kunming Municipal Administration of for Industry and Commerce of Yunnan Province hereby keep a record for your pledge of stock rights, and the pledge right shall become effective as of the date of registration. Details of the registration are as follow:

Registration No.: 53010000006

Stock Rights Pledged Company: Kunming Shenghuo Pharmaceutical Co., Ltd.

The Amount of Pledged Stock Rights: 7525.74

The Pledger: China Shenghuo Pharmaceutical Holdings, Inc.

The Pledgee: Kunming Shuanglong Branch of Agricultural Bank of China

Note: Copies of this Notice are delivered as per the numbers of applicants